Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

WHITTIER ENERGY CORPORATION ANNOUNCES $27 MILLION CAPITAL EXPENDITURE BUDGET FOR 2006

HOUSTON – (Business Wire) – February 2, 2006 – Whittier Energy Corporation (Nasdaq: WHIT) today announced that its Board of Directors has approved a $27 million capital expenditure budget for 2006. Whittier is planning to drill a total of 39 wells during 2006, including 14 proved undeveloped locations and 25 non-proved locations. The Company has allocated $8.1 million for the development of proved reserves, $16.7 million for the exploitation and exploration of non-proved reserves, and an additional $2.4 million for land and seismic costs. The Company has budgeted expenditures in its core areas in the following amounts: $17.4 million, or 64%, in the Gulf Coast; $5.1 million, or 19%, in the Permian Basin; and $4.8 million, or 17%, in South Texas. Whittier anticipates it will fund its entire 2006 capital budget using cash flow from operations.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “We are excited about our 2006 drilling plan, which sets an ambitious but achievable goal for our Company to aggressively grow production and reserves. The majority of our planned drilling opportunities, both operated and non-operated, have rigs under contract and we believe they have a high likelihood of being drilled this year. We are extremely pleased to have this opportunity to execute our development plan, as well as test some of our major non-proved prospects, in such a tight rig environment.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also owns non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. The Company’s stock trades as WHIT on the NASDAQ National Market. Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Whittier assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

333 Clay Street • Suite 1100 • Houston, TX 77002 • Phone: (713) 850-1880 • Fax: (713) 850-1879